Exhibit 16.1

OTCQB: NGTF

THE FINANCIAL AND OTHER PROJECTIONS INCLUDING IN THIS DOCUMENT ARE MANAGEMENT’S ESTIMATE OF THE REASONABLE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THE PROJECTION PERIODS. ACCORDINGLY, THE PROJECTIONS REFLECT MANAGEMENT’S JUDGMENT BASED ON PRESENT CIRCUMSTANCES, OF THE MOST LIKELY SET OF CONDITIONS AND ITS MOST LIKELY COURSE OF ACTION. THE ASSUMPTIONS USED ARE THOSE THAT MANAGEMENT BELIEVES ARE KEY FACTORS UPON WHICH THE FINANCIAL RESULTS OF THE COMPANY DEPEND. HOWEVER, THERE WILL USUALLY BE DIFFERENCES BETWEEN THE PROJECTED AND ACTUAL RESULTS BECAUSE EVENTS AND CIRCUMSTANCES FREQUENTLY DO NOT OCCUR AS EXPECTED AND THOSE DIFFERENCES MAY BE MATERIAL. ALTHOUGH MANAGEMENT REASONABLY EXPECTS, TO THE BEST OF ITS KNOWLEDGE AND BELIEF, THAT THESE ASSUMPTIONS WILL OCCUR AND THAT RESULTS TO BE ACHIEVED BY THE COMPANY WILL BE AS SET FORTH IN THE PROJECTIONS, THE PROJECTIONS ARE NOT GUARANTEES AND THERE CAN BE NO ASSURANCE THAT ANY OF THE POTENTIAL BENEFITS WHICH ARE DESCRIBED THEREIN WILL OCCUR. THE RISK OF MATERIAL DIFFERENCES INCREASES WITH EACH SUCCEEDING YEAR OF THE PROJECTIONS IN VIEW OF THE INCREASING DIFFICULTY OF ESTIMATING FUTURE MARKET AND ECONOMIC TRENDS. WE DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION PROVIDED IN THIS DOCUMENT. WE RESERVE THE RIGHT TO AMEND, REPLACE AND/OR SUPPLEMENT THIS DOCUMENT AT ANY TIME AND UNDERTAKE NO OBLIGATION TO PROVIDE THE RECIPIENT WITH ACCESS TO ADDITIONAL INFORMATION. NOTHING IN THIS DOCUMENT IS, OR SHOULD BE RELIED UPON AS, A PROMISE OR REPRESENTATION AS TO THE FUTURE. THE INFORMATION CONTAINED IN THIS DOCUMENT DOES NOT PURPORT TO BE ALL - INCLUSIVE OR TO CONTAIN ALL THE INFORMATION AVAILABLE. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES. SUCH AN OFFER OR SOLICITATION, IF MADE, WOULD BE SOLELY BY WAY OF A PROSPECTUS, OFFERING CICRULAR, CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM OR SIMILAR DOCUMENT, AS APPLICABLE. THIS DOCUMENT MAY CONTAIN FORWARD - LOOKING STATEMENTS BASED ON OUR COMPANY’S EXPECTATIONS AND PROJECTIONS ABOUT THE METHODS BY WHICH IT EXPECTS TO INVEST. THOSE STATEMENTS ARE SOMETIMES INDICATED BY WORDS SUCH AS “EXPECTS,” BELIEVES”, “WILL”, AND SIMILAR EXPRESSIONS. IN ADDITION, ANY STATEMENTS THAT REFER TO EXPECTATIONS, PROJECTIONS, OR CHARACTERIZATIONS OF FUTURE EVENTS OR CIRCUMSTANCES, INCLUDING ANY UNDERLYING ASSUMPTIONS, ARE FORWARD - LOOKING STATEMENTS. SUCH STATEMENTS ARE NOT GUARANTIES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RETURNS COULD DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED OR IMPLIED IN ANY FORWARD - LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS COPYRIGHT ©2022 BY NIGHTFOOD HOLDINGS, INC OTCQB:NGTF

THE BIG IDEA IN 45 WORDS: 85% of Americans snack regularly at night. The most popular choices are cookies, chips, and ice cream. This nighttime snacking isn’t just unhealthy, it also disrupts sleep quality. And it won’t stop, because nighttime cravings are hard - wired. Who will solve America’s $50B nighttime snack problem? *All statistics from IRI and Euromonitor

AMERICA’S $50B NIGHTTIME SNACK PROBLEM The result? Hundreds of millions of servings of chips, cookies, and ice cream are consumed at night every week in the United States. These snack choices are both unhealthy and can impair sleep quality. Leading to weight gain, guilt, and poor sleep. Biologically hardwired cravings for excess “survival calories” intersect with modern late - night lifestyles and easy access to calorie - dense snacks. While the world’s largest food and beverage companies research and evaluate the billion - dollar nighttime snack opportunity, one brand is pioneering the category . *All statistics on this slide from Philips, Euromonitor, IRI and Harris Poll and MassiveHealth’s Eatery App

UNHEALTHY NIGHTTIME SNACKING IS A GLOBAL PHENOMENON *Data courtesy of MassiveHealth’s Eatery App, based 7.68 million food ratings from over 50 countries

MARKET TRENDS INDICATE THE TIME IS RIGHT

The need for sleep-friendly nighttime snacks existed long before COVID. That need will remain in a post-COVID world. Here are three market forces that we believe are now bringing sleep-friendly nutrition to the forefront:

The Snackification of a Nation
The average American consumes 2.7 snacks daily, with 47% of us now snacking 3 or more times per day.

Sleep continues to worsen
46% of North Americans report their sleep has worsened in the last 2 years. 80% of global adults want to improve their sleep quality.

Consumers increasingly turn to functional foods
These same consumers are growing more aware of the importance of sleep and its role in weight management, energy levels, physical appearance, and overall health.



% of consumers who say that their sleep health has worsened in the last two years
36%
44%
40%
41%
34%
45%
34%
46%
34%
47%
Global
Asia-Pacific
Europe
North America
South America
2019
2020

The convergence of these three major macro-trends is expected to drive mainstream adoption of sleep-friendly nutrition in the coming years.

*All statistics on this slide from Philips, Euromonitor, and IRI

…the increasingly hectic pace of modern life is creating a market for night - time products that help people of all ages calm down before bedtime, sleep better, and restore the body while they rest. Breakfast is a key occasion, but so is late - night snacking, and on - the - go meal replacement, and a snack as a meal accompaniment. …people are looking to replace some of their junk foods before they go to sleep with something that is a little better. …the same consumer might eat very healthy in the morning, but very indulgent at night…it makes a hell of a difference what time of day it is. We now recognize within our organization that sleep is an important aspect of which to concentrate if we want to be in this space of functional food and beverages Antonio Tataranni, PepsiCo Chief Medical Officer Steven Cahillane, CEO Kellogg’s Doug Munk, Director of New Business Ventures, Nestle USA Dirk Van de Put, CEO Mondelez International Struggling to get a good night’s sleep? It might be down to gut health. We’re working with @MicrobaOfficial to find out how diet and gut bacteria can get those sweet dreams back on track. Official Unilever Twitter March 16, 2021 GLOBAL CPG KNOWS THE NIGHTTIME SNACK CATEGORY IS COMING Mintel Global Food and Drink Trends, 2017

THE CATEGORY IS COMING, BUT WHO WILL BE THE CATEGORY KING? As young categories mature, a “Category King” typically emerges. The category king is the brand that will capture the largest market share and highest valuation within the mature category. It’s often the company that pioneered the category, but not always. Examples in recently maturing categories include: 5 - Hour Energy accounted for 88.4% of Energy Shot sales for 52 weeks ended 5/16/21. 1 Chobani accounted for 43.5% of Greek Yogurt sales for 13 weeks ended October 16, 2021 2 Vita Coco is the coconut water category leader with 46% market share in the United States 3 1 – Statista published January 13, 2022. 2 – Chobani S - 1 , Filed November 17, 2021 3 – Vita Coco S - 1 , Filed September 27, 2021

WHY NIGHTFOOD CAN BE CATEGORY KING: #1 - PIONEERING THE CATEGORY In a new category, the pioneer has the inside track to be “Category King”. This is about much more than simple “first - mover advantage”. The pioneer is often viewed as the authority on the problem being solved and the default choice among consumers. As the category grows, market share, sales, and valuation tend to accrue to the category king.

WHY NIGHTFOOD CAN BE CATEGORY KING: #2 - MULTIPLE SNACK FORMATS Nightfood is developing sleep - friendly versions of popular nighttime snack formats in addition to ice cream pints for introduction in 2022. Nightfood is not an ice cream company. Nightfood is the nighttime snacking company.

WHY NIGHTFOOD CAN BE CATEGORY KING: #3 - THE HOTEL ADVANTAGE

In 2021, a leading global hotel chain tested sales of Nightfood pints in their lobby shops. Successful test sales led to the chain's decision to introduce Nightfood nationally.

The Company is awaiting receipt of initial purchase orders for this national rollout and is targeting distribution in 7,500 hotel properties across multiple chains within 9 months.

In addition, in February, 2022, Nightfood announced it had signed an agreement with a major hospitality group purchasing organization which services over 11,000 hotels in the U.S., all of which are potential distribution targets.

Consumer exposure to Nightfood in major hotel chains across the country is expected to cement our position as the king of the nighttime snacking category.

Hotels have an obligation to help guests sleep better. If the most respected hotel brands in the world trust Nightfood for late-night cravings, consumers can trust Nightfood too.


nightfood
SNICKERS
Dibs
Lean Cuisine
BURRITO

HOTEL BENEFITS: REVENUE OPPORTUNITIES The top 5 hotel brands combine for over 26,000 properties in the United States Nightfood Revenue Target = $10/property/day 4,037 5,540 5,310 6,367 5,670

HOTEL BENEFITS: STRONGER GROSS AND NET MARGINS Ever see snacks on sale in a hotel lobby shop? 2 pints for $8? Maybe “buy one, get one free”? Of course not! Selling through hotels virtually eliminates the three biggest margin killers in food & beverage: • Slotting fees • Promotional price discounts (on sale) • Advertising The result? Hotels deliver lower expenses and fewer revenue reductions for greater profit potential.

HOTEL BENEFITS: CATEGORY ADVANCEMENT Widespread distribution of Nightfood’s sleep - friendly snacks in trusted hotel chains communicates to consumers that what they eat before bed truly does matter. The faster this key belief gains acceptance within consumers’ collective mindset, the faster the nighttime snack category can be projected to grow.

ONLY ONE COMPANY IS SOLVING THE NIGHTTIME SNACKING PROBLEM The Nightfood Value Proposition : For men, women, and children who snack between dinner and bed, Nightfood delivers nighttime craving satisfaction in a better, healthier, more sleep - friendly way . Unlike full - fat, full - sugar, and full - calorie snacks which can disrupt sleep quality, Nightfood snacks are formulated specifically to support better sleep . That means less sugar, less fat, and fewer calories … plus vitamins, minerals, and other nutrients recommended by our team of leading sleep and nutrition experts .

FACT: WHAT YOU EAT BEFORE BED IMPACTS SLEEP No drugs or OTC sleep aids, just foundational nutrition for a better night of sleep. Formulation considerations include: Bloating & digestive upset from lactose intolerance, sugar alcohols, excess fat and calories before bed Blood sugar levels and glycemic response Production of serotonin & melatonin Sleep onset and sleep quality Acid reflux/heartburn Craving satisfaction & promotion of satiety Muscle relaxation

NIGHTFOOD VS. OTHER ICE CREAM BRANDS Better For You: Nightfood Halo Top Ben & Jerry’s Haagen Dazs Breyers Calories 100 100 330 340 170 Protein 8 6 6 6 3 Fat 2 2 21 21 9 Carbohydrates 19 21 28 32 19 Prebiotic Fiber 6 6 0 0 0 Sugar 8 7 27 32 19 Erythritol (a sugar alcohol) 0 8 0 0 0 Better For Your Sleep: Tryptophan 100mg 52mg 71mg 51mg 35mg High in Calcium? 20% 15% 15% 10% 8% Good Source of Magnesium? 10% X X X X Good Source of Zinc? 10% X X X X High in vitamin B6? 25% X X X X Lactose - free? Yes No No No No *all nutritional info normalized for a 2/3 cup serving, based on 2021 information, Tryptophan testing conducted by Merieux NutriSciences

REAL EXPERTS, REAL SCIENCE, REAL CRAVING SATISFACTION Our pioneering ice cream development lab was guided by our advisory board of leading sleep and nutrition experts. Dr. Michael Breus Spokesperson & Scientific Advisor Nationally recognized sleep expert, known to millions as The Sleep Doctor Ρ . Appears regularly in national media such as The Today Show, Dr. Oz, Oprah, The View, Rachael Ray, The Doctors, Woman’s World, and more. Dr. Lauren Broch Nightfood Scientific & Product Advisor Women’s health expert. MS in Human Nutrition, Sleep Therapist & former Director of Education & Training at the Sleep - Wake Disorders Center at Weill Cornell Medical College Dr. Michael Grandner Nightfood Scientific Advisor Director of the Sleep and Health Research Program at the U. of Arizona, Society of Behavioral Sleep Medicine and the NCAA Sleep and Wellness Task Force, FitBit Sleep Research Panel. Celebrity Chef Chris Santos Nightfood Product Advisor Anchor judge on Chopped, the highest rated show on The Food Network®, since it first aired in 2009. World - famous restaurateur, with celebrity frequented hotspots in New York, Los Angeles, Chicago, and Las Vegas.

NIGHTFOOD BOARD OF DIRECTORS Sean Folkson Nightfood Founder & CEO Nighttime snacker and former insomniac. Brand champion and team leader. Dr. Thanuja Hamilton Nightfood Director Double Board - Certified Sleep Medicine Specialist, nationally - recognized sleep expert. Nisa Amoils Nightfood Director Experienced venture capitalist and securities attorney. Cryptocurrency authority. Tom Morse Nightfood Director Former President, Founder, and Co - Creator of 5 - Hour Energy

THE NIGHTFOOD OPERATIONAL TEAM & ADVISORS Simon Dang Nightfood Brand Manager Experienced CPG founder and brand manager with expertise in marketing and PR. Jerry Isaacson Nightfood Chief Of Finance CPA with decades of ice cream industry CEO experience with Windward Brands and Club Distribution Jim Christensen Nightfood VP of Ice Cream Sales Former VP of Ice Cream Sales for Unilever. Led sales & distribution of Ben & Jerry’s, Klondike and Breyers . Doron Stern Nightfood Strategic Advisor Former VP of Marketing at Chobani. Grew the Chobani brand from $30M to $850M in four years.

OTCQB: NGTF